UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2006 (December 19, 2006)

Owens & Minor, Inc.

(Exact name of registrant as specified in its charter)

Virginia	1-9810	54-1701843
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

9120 Lockwood Blvd., Mechanicsville, Virginia	23116
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (804) 723-7000

Not applicable

(former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e). Compensatory Arrangements of Certain Officers

Under the Owens & Minor, Inc. 2005 Stock Incentive Plan (the “Plan”), the Compensation & Benefits Committee (the “Committee”) of the Board of Directors is responsible for designating participants to whom incentive awards are made for annual incentive payments and for determining any goals or objectives on which such incentive awards are based.

On December 19, 2006, the Board of Directors, upon the recommendation of the Committee, approved the 2007 Incentive Program which designates teammates of the Company eligible to participate in the program and specifies the financial and operational goals on which awards will be based. Under the 2007 Annual Incentive Program, corporate officers and certain other teammates are eligible to participate in the program, provided the teammate is an active employee on December 31, 2007 and the date the award is granted.

The target cash and restricted stock awards as a percentage of base salary for the senior corporate officers, including the named executive officers, are stated below:

Target as a Percent of Base Salary

Position	Cash	+	Restricted Stock	=	Total
President and CEO	60%	+	15%	=	75%
CFO/ SVP Operations/
SVP General Counsel/
SVP Business Development	40%	+	10%	=	50%
Other SVPs	32%	+	8%	=	40%

The financial and operational objectives for the 2007 Incentive Program are based on the following criteria with the designated weights attached to them:

Performance Goal	Weight
Company Net Sales	20%
Company Net Income	50%
SG&A Expense (1)	15%
Company Operating Earnings per FTE	15%

Total	100%

(1)	SG&A means the corporate office SG&A with respect to participants working out of the corporate office and excluding annual incentives and depreciation.

If the 2007 calendar year performance criteria are met, incentive awards will be approved by the Committee and the Board of Directors in the first quarter of 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OWENS & MINOR, INC.

Date: December 22, 2006	By:	/s/ Grace R. den Hartog
	Name:	Grace R. den Hartog
	Title:	Senior Vice President, General Counsel and Corporate Secretary